Exhibit 99.3(b)(ii)

SCHEDULE 1
TO SECOND AMENDED DISTRIBUTION AGREEMENT

SEPARATE ACCOUNTS AND CONTRACTS
COVERED BY AGREEMENT
Revised November 1, 2020

Separate Account	Contracts
PLAIC Variable Annuity Account S	Schwab Genesis Variable Annuity NY Schwab Genesis Advisory Variable Annuity NY
Protective NY COLI VUL	Protective Executive Benefits Registered VUL NY
Variable Annuity Account A of Protective Life
Protective Rewards Elite NY
Protective Access XL NY
Protective Rewards II NY
Protective Variable Annuity NY
Elements Classic NY
Protective Variable Annuity NY, Series B, C and L
Protective Variable Annuity II B Series NY
Protective Investors Benefit Advisory NY Variable Annuity